# GNOSIIS 2022 MEMORANDUM

## Modification To Gnosiis Line Of Credit And Consulting

March 15, 2022

**Whereas**, as the parties are now agreeing to modify terms and conditions to the existing consulting and credit agreements between **GNOSIIS INTERNATIONAL LLC** ("Gnosiis") and **MEDICAL INDUSTIES OF THE AMERICAS, INC**, ("MI") and

**Whereas**, for good and valuable consideration as expressed herein and throughout, and

**Whereas**, for the term that is the year 2022, and until terminated, and

**Whereas** as these terms herein shall supersede anything preceding

**Nowtherefore**, Gnosiis shall continue to provide active consulting and resources to the company and its senior executive teams on an active and regular basis. Notwithstanding, the parties are agreeing to terminate the previously agreed monthly management fee in exchange for milestone-based compensation structure that scales the incentives with volume, and as described herein:

The superseding terms are summarized:

- **Termination of $9,995 Monthly Management Fee/Services effective January 1, 2022.**
  - No billable consulting due for month of January 2022
  - Starting Feb 1, 2022, quarterly flat consulting payments of $15,000
  - Reasonable expenses not included below shall be reimbursed immediately upon invoice by Gnosiis to MI
- **Services Payable Based on Each Milestone Accomplishments**
  - $50k upon sale of first truckload (26 pallets) of acceptable finished good
  - $50k for first fiscal quarter in with gross revenues exceeding $100k
  - $50k for Quarter over Quarter growth where gross revenues increase greater than 10% in a fiscal quarter
  - $50k for Year over Year growth where gross revenues increase greater than 20% in 12-month period, or four fiscal quarter sequentially compared to the previous set of four quarters.
  - Annual payment of $100k for each annual gross revenues exceeding $5 million through year 2025, which and this point shall survive termination of this agreement.
- **Line of Credit in Liu of Full Cash Payment(s)**
  - Maximum 50% of the these billable amounts may be added as Line of Credit at the discretion of MI. The balance must paid cash and on a quarterly basis, unless otherwise agreed by Gnosiis, after being recognized and accounted for by MI
  - New option, at MI's sole discretion, to restructure the Gnosiis Line of Credit with regard to calculation of the interest rate. Specifically, MI may choose to undertake efforts for elimination of the PRIME base in the calculation of the monthly interest rate for the line of credit (to a new calculation of 0%+8%). This will be mutually agreed if debt becomes restructured and commercially secured and adequately collateralized by real and valuable assets.
  - All other terms and conditions and remain unchanged

- **HEALTHCARE, EDUCATION, AND HOUSING EMPENSES**
  - Gnosiis shall pay all reasonable healthcare, continuing education, and housing expenses for its partners and principals who are directly engaged and supporting the efforts of MI. These expenses will then be billed to MI for reimbursement no less than once annually but no more than once quarterly. Total annual reimbursement for this item not to exceed $75,000 annually.

The parties agree to endeavor in good faith and with fair dealings to more formalize in a commercially standard format as may be reasonably requested by either parties managers, directors, counsel, accountants, or auditors.

Memorialized and accepted and binding:

| | |
|---|---|
| DocuSigned by: Abraham Summers | DocuSigned by: |
| Abraham Summers | David Silver |
| Managing Partner, Gnosiis International, LLC | CEO, Medical Industries of the Americas, Inc |